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                    Prudential-Bache/Watson & Taylor, Ltd.-3

                                                                        May 1999

To our Unitholders:

   As you know, the Unitholders of Prudential-Bache/Watson & Taylor, Ltd.-3 (the 'Partnership') previously approved a plan of sale and liquidation, pursuant to the Consent Statement dated September 17, 1996, providing for the sale of the Partnership's assets, the liquidation of its liabilities and the distribution of its remaining funds in accordance with the Partnership Agreement.

   The General Partners distributed substantially all of the Partnership's assets to the Unitholders in November 1996 in the amount of $180 per Unit, primarily consisting of net proceeds from the sales of most of the Partnership's assets. On May 14, 1999, the Partnership made final liquidating distributions of $12.15 to $19.78 per Unit (depending on the date of admission to the Partnership) to taxable Unitholders and $31.77 to $39.56 per Unit (depending on the date of admission to the Partnership) to tax-exempt Unitholders. These distributions represented the remaining cash of the Partnership after the sale of its last property and after payment of its remaining liabilities. The table below shows the disposition of the Partnership's net assets from December 31, 1998 to May 14, 1999.

Net Assets - December 31, 1998                            $ 1,067,752
  Changes in estimated liquidation
     values of assets and liabilities                          47,927
  Cash distributions to Unitholders                        (1,115,679)
                                                          -----------
Net Assets - May 14, 1999                                 $      -0 -
                                                          -----------
                                                          -----------

   As the distribution of these amounts to Unitholders represented the final step in the liquidation process, the General Partners terminated the Partnership effective May 14, 1999. In early 2000, the General Partners will prepare and file the final tax returns and distribute the final tax information on Schedule K-1 for the Unitholders. Should you have any questions concerning the liquidation of the Partnership, please feel free to contact your Financial Advisor or call the Prudential Securities Client Services Department at 1-800-535-2077.

                                      /s/ Brian J. Martin
                                     -------------------------------
                                     Brian J. Martin
                                     President
                                     Prudential-Bache Properties, Inc.
                                     General Partner

         One Seaport Plaza, New York, NY 10292-0128 Tel: (212) 214-3500